Exhibit 99.1

200 Connell Drive Berkeley Heights, NJ 07922

Genta Initiates Randomized Trial of Tesetaxel as First-Line Therapy for Women with Recurrent Breast Cancer

-- “All Oral Chemotherapy” Study Compares Two Different Schedules of Tesetaxel with Capecitabine

BERKELEY HEIGHTS, NJ – May 31, 2012 – Genta Incorporated (GNTA) announced today that the first patient has been accrued to a new randomized trial of tesetaxel as initial chemotherapy for women with advanced or recurrent breast cancer.  The trial -- a randomized, three-arm, Phase 2b study that is expected to accrue approximately 220 patients -- will be conducted at approximately 15 sites in the U.S. and Western Europe.  Accrual is projected to take approximately 12 months, with approximately 12 months of followup.  Tesetaxel is the leading oral taxane in clinical development.

The trial will enroll women who have not previously received chemotherapy for metastatic or recurrent disease.  Eligible patients who are HER2-negative (including so-called “triple negative” patients) may have received adjuvant chemotherapy and hormonal therapy.  In this study, which compares two oral chemotherapy agents, patients will be randomized to one of three treatment groups: tesetaxel administered once every 3 weeks; tesetaxel administered once weekly for 3 consecutive weeks; or capecitabine (Xeloda®; Hoffmann La Roche, Inc.) administered twice per day for 14 consecutive days.  The primary endpoint of the trial is overall response rate; secondary endpoints include progression-free survival and safety.

“Our preliminary results suggest that tesetaxel may compare favorably with capecitabine across a number of parameters, including response, safety, convenience, and compliance”, said Dr. Loretta M. Itri, Genta’s President and Chief Medical Officer.  “Genta has now completed two, non-randomized, Phase 2a studies comprised of more than 80 patients.   The Company has been engaged in extended discussions with regulatory authorities in the U.S. and EU regarding potential registration strategies for tesetaxel in breast cancer.  We believe this new study will provide a firm basis for a Phase 3 trial design as first-line chemotherapy in this patient population.”

Tesetaxel in Advanced Breast Cancer

Two Phase 2a studies have explored the activity and safety of tesetaxel in patients with breast cancer who received the drug once every 3 weeks.  One study evaluated patients who had progressed on 1st-line chemotherapy that had included an anthracycline.  Thirteen of 34 patients (38%) achieved a major objective response, and 11 patients achieved stable disease, for a disease control rate of 70%.  A second, confirmatory trial evaluated tesetaxel as 1st-line chemotherapy for locally advanced or metastatic HER2-negative breast cancer (as described above).  In results that will be presented next week at the annual meeting of the American Society of Clinical Oncology (ASCO), 20 of 44 patients (45%) achieved major objective responses with a disease-control rate of 82%.

In both studies, tesetaxel was generally well-tolerated.  Neutropenia was the most common Grade 3-4 adverse event.  Consistent with prior studies, no hypersensitivity reactions were observed.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.   The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company is conducting randomized clinical trials that compare tesetaxel with standard chemotherapy in patients with advanced gastric (stomach) cancer and breast cancer.  Genta is also exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipates”, “projects”, “expects”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•
the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's most recent Annual Report on Form 10-K and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com